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                                                                    Exhibit 23.1




We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated January 26, 1998, with respect to the consolidated financial statements and schedule of Alcatel USA, Inc. (formerly DSC Communications Corporation) incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission and in the Registration Statement (post-effective amendment No. 3 to Form S-3) and related Prospectus of Alcatel USA, Inc. and Alcatel for the registration of 7% Convertible Subordinated Notes of DSC Communications corporation and ordinary shares of Alcatel.


                                             /s/ Ernst & Young LLP
                                             ___________________________________
                                             Ernst & Young LLP
Dallas, Texas
April 8, 1999